Exhibit 99.1

From: Michael Liftik <[*****]>

Sent: Thursday, June 19, 2025 11:40 AM

To: McNally Edward E. <[*****]>; Kennedy Kathleen <[*****]>; Iason, Lawrence <[*****]>; Nabutovsky, Anna <[*****]>; Bunch, Nick <[*****]>; Giammittorio, Carrington <[*****]>; David Rost <[*****]>

Cc: Ben O’Neil <[*****]>; James Tecce <[*****]>

Subject: Brad Heppner Retirement Notice

All — As we discussed with Ed and Larry on Sunday, June 15, Mr. Heppner was prepared to retire as CEO effective Sunday evening, but that we were interested in exploring an orderly and mutually agreeable process for this event. It now appears that the Company believes that it can demand concessions from Mr. Heppner in exchange for his departure, using the threat of an 8-K designed to embarrass Mr. Heppner as leverage. Whatever impact it may or may not have on Mr. Heppner, such an 8-K would surely be detrimental to the Company, current board members, and current management. Mr. Heppner does not believe this threat is appropriate or consistent with our discussions from Sunday.

Accordingly, we write to formally inform the Board and the Company as follows:

Mr. Heppner retires from the Company as CEO, effectively immediately.

Mr. Heppner steps off the Board as a director and chairman, effective immediately.

Next, Mr. Heppner rejects in its entirety the proposal delivered to Quinn Emanuel by Haynes Boone yesterday afternoon. (It remains unclear to us on whose behalf Haynes Boone is acting. We have previously asked for confirmation that Haynes Boone has been retained by the Audit Committe of the Board but received no response.) Mr. Heppner will not sign the conversion letter on behalf of BHI for the Preferred Shares subclass A0 owned by BHI. Mr. Heppner will not proxy Class B share voting rights. Mr. Heppner will not proxy board appointment rights under the current Shareholder Agreement to Mr. Hicks and Mr. Schnitzer.

Mr. Heppner believes that the only viable course for the Company at this point is an orderly wind down of operations. He is willing to work with Board in the coming days on that process.

Michael

Michael Liftik

Co-Chair, SEC Enforcement Practice

Co-Managing Partner, Washington DC

Quinn Emanuel Urquhart & Sullivan LLP

1300 I Street NW, Suite 900

Washington, DC 20005

[*****] Direct

[*****] Mobile